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                                  Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Corrpro Companies, Inc.

We consent to incorporation by reference in the registration statement (No. 333-38767) on Form S-8 of Corrpro Companies, Inc. of our report dated May 10, 1999, relating to the consolidated balance sheets of Corrpro Companies, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, which report appears in the March 31, 1999 Annual Report on Form 10-K of Corrpro Companies, Inc.


KPMG LLP

Cleveland, Ohio
June 1, 1999